Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the use of our reports dated March 1, 2010 with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320-10-65 related to the recognition and presentation of other-than-temporary impairment of investments on April 1, 2009. As discussed in note 7 to the consolidated financial statements, the Company adopted the provisions of FASB ASC 740-10 related to accounting for uncertainty in income taxes on January 1, 2007.

/s/ KPMG LLP

Richmond, Virginia

May 25, 2010